Exhibit 5.1

OPINION OF LOWENSTEIN SANDLER PC

February  9, 2009

Center Bancorp, Inc.
2455 Morris Avenue
Union, New Jersey 07083-0007

Re: Center Bancorp, Inc. - Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Center Bancorp, Inc. (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) relating to (i) 10,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share (the “Series A Preferred Stock”), (ii) a ten-year warrant dated January 9, 2009 (the “Warrant”) to purchase 173,410 shares of the Company’s Common Stock, no par value, and (iii) 173,410 shares of the Company’s Common Stock, no par value, issuable upon the exercise of the Warrant (the “Common Stock”).  The Series A Preferred Stock and the Warrant were issued by the Company to the U.S. Department of the Treasury, pursuant to a Letter Agreement and the related Securities Purchase Agreement - Standard Terms attached thereto, dated as of January 9, 2009, in connection with the Troubled Asset Relief Program Capital Purchase Program.

We have examined and relied upon originals or copies, authenticated or certified or otherwise to our satisfaction, of all such corporate records of the Company, documents, agreements, instruments and certificates of public officials and of officers of the Company as we have deemed relevant and necessary as the basis for the opinion set forth below.   In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing and relying upon statements of fact contained in the documents which we have examined, we are of the opinion that:

1. The issuance and sale of the Series A Preferred Stock by the Company have been duly authorized and such  10,000 shares of Series A Preferred Stock are validly issued, fully paid and non-assessable;

2. The Warrant being registered under the Registration Statement has been duly authorized, is validly issued, fully paid and non-assessable, and is a binding obligation of the Company; and

3. The shares of Common Stock covered by the Registration Statement have been duly authorized, and, upon the exercise of the Warrant in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

This opinion is limited to the federal laws of the United States and the laws of the State of New Jersey.  We express no opinion as to the effect of the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Lowenstein Sandler PC

LOWENSTEIN SANDLER PC